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                                HALE AND DORR
                              Counsellors at Law

                       60 State Street Boston, MA 02109
                     (617) 526-6000 - fax (617) 526-5000




                                  November 7, 1995



Analog Devices, Inc.
One Technology Way
Norwood, MA  02062

Dear Sirs:

        We have assisted in the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 filed with the Commission on November 7, 1995 (the "Registration Statement"), relating to $230,000,000 principal amount of Convertible Subordinated Notes due 2000 (the "Notes") of Analog Devices, Inc., a Massachusetts corporation (the "Company") and the shares of Common Stock, $0.16 2/3 par value per share, of the Company issuable upon conversion of the Notes, including the corresponding rights under the Rights Agreement, dated as of January 28, 1988, as amended between the Company and The First National Bank of Boston, as Rights Agent (the "Conversion Shares").

        We have examined the Restated Articles of Organization and the By-Laws of the Company and all amendments thereto and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings of the directors and stockholders of the Company, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

        We assume that appropriate action will be taken prior to the sale of the Notes to register and qualify the Notes and the Conversion Shares for sale under any applicable state "blue sky" or securities law.

        Based upon and subject to the foregoing, we are of the opinion that:

              1. The Company is a duly organized and validly existing corporation under the laws of the Commonwealth of Massachusetts, with corporate powers adequate for the



Washington, DC                    Boston, MA                      Manchester, NH
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     hale and dorr is a partnership including professional corporations

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Analog Devices, Inc.
November 7, 1995
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              conduct of its business as described in the Registration
              Statement and the Prospectus constituting a part thereof.

         2. The execution and delivery of the Indenture between the Company and State Street Bank and Trust Company as trustee
              (the "Indenture"), have been duly authorized by the Company and, when executed and delivered by the Company, the Indenture will constitute a valid and legally binding instrument of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, notice or other laws relating to or affecting creditors' rights generally.

         3. The Notes and the Conversion Shares have been duly authorized and when the Notes have been duly executed, authenticated, issued and delivered to and paid for by the Underwriters, (a) the Notes will constitute valid and binding obligations of the Company and will be entitled to all the benefits of the Indenture, except as the enforceability of the Notes may be limited by bankruptcy, insolvency, reorganization, moratorium, notice or other laws relating to or affecting creditors' rights generally and (b) the Conversion Shares issuable upon conversion of the Notes will be legally issued, fully paid and non-assessable.

        We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Opinions" in the related Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Very truly yours,



                                       HALE AND DORR